Exhibit 2.2

AMENDMENT #1 TO

EQUITY SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT #1 TO EQUITY SECURITIES PURCHASE AGREEMENT (this “Amendment”) made as of March 30, 2018, by and among Meridian Waste Operations, Inc., a New York corporation (the “Seller”), Meridian Waste Solutions, Inc., a New York corporation (“Meridian” and, together with the Seller, the “Seller Parties” and each, a “Seller Party”), Meridian Waste Acquisitions, LLC, a Delaware limited liability company (the “Buyer”) and Jeffrey S. Cosman (“Cosman”), amends that certain Equity Securities Purchase Agreement, dated as of February 20, 2018, by and among the Seller, Meridian, the Buyer and solely for purposes of Sections 6.4, 6.7 and 11.18 therein, Cosman (the “Agreement”). All capitalized terms used herein and not otherwise defined herein are used herein as defined in the Asset Purchase Agreement.

RECITALS

WHEREAS, the parties hereto desire to amend the Agreement as set forth herein in accordance with Section 11.10 thereof;

NOW, THEREFORE, for good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

ARTICLE I

AMENDMENTS

Section 1.1 Article 8 of the Agreement is hereby amended by inserting the following provision as Section 8.10:

8.10       Certain Exceptions. Notwithstanding anything to the contrary in this Article VIII, the indemnification obligations of the Seller Parties set forth in Section 8.2(a) shall not apply with respect to Losses which arise out of or relate to that certain Asset Purchase Agreement, dated as of March 30, 2018, by and between Meridian Missouri, Meridian, Environmental Trash Company, Inc. and Steven Triplett (the “ETC Purchase Agreement”) and the assets and liabilities assumed by Meridian Missouri under the ETC Purchase Agreement, except to the extent that any such Losses arise out of or relate to intentional misrepresentation, willful misconduct or fraud by any of the Seller Parties.

Section 1.2 Exhibit A to the Agreement is amended in its entirety as set forth on Attachment A hereto.

ARTICLE II

MISCELLANEOUS

Section 2.1 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 2.2 Governing Law; Severability. This Amendment (and any claim or controversy arising out of or relating to this Amendment) shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 2.3 Remaining Provisions. Except as expressly set forth in this Amendment, this Amendment shall not amend or otherwise modify any text or other provision of the Agreement. The Agreement, as amended by this Amendment, shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment #1 as of the date first above written.

MERIDIAN WASTE SOLUTIONS, INC.

By:	/s/ Jeffrey S. Cosman
Name:	Jeffrey S. Cosman
Its:	Chief Executive Officer

MERIDIAN WASTE OPERATIONS, INC.

By:	/s/ Jeffrey S. Cosman
Name:	Jeffrey S. Cosman
Its:	Chief Executive Officer

/s/ Jeffrey S. Cosman
Jeffrey S. Cosman

MERIDIAN WASTE ACQUISITIONS, LLC

By:	Meridian Waste Holdings, LLC, its sole member

By:	WEP Solid Waste Investment LLC, its sole member

By:	/s/ Steven Wacaster
Name:	Steven Wacaster
Title:	Manager

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